                                  EXHIBIT 5.1

June 25, 2001

Monolithic System Technology, Inc.
1020 Stewart Drive
Sunnyvale, CA 94085

                            REGISTRATION ON FORM S-1

Dear Ladies and Gentlemen:

    We have acted as counsel to Monolithic System Technology, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on SEC Form S-1 (the "Registration Statement") of the public offering of 5,000,000 shares of common stock, par value $.01 per share and up to 750,000 shares of such common stock issuable upon exercise of the underwriters' over-allotment option (the "Common Stock").

    In this regard, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and records of meetings of and written consents by the stockholders and the directors of the Company. In addition, we have made such examinations of matters of law as we deemed appropriate for purposes of this opinion. As to certain factual matters we deem relevant to this opinion, we have relied upon a certificate of officers of the Company and have not sought to independently verify the matters stated therein.

    Based upon the foregoing, it is our opinion that, on issuance of the Common Stock subsequent to the time that the Securities and Exchange Commission declares the Registration Statement to be effective, the 5,750,000 shares of Common Stock will be validly issued, fully paid and non-assessable, and no personal liability will attach to the holders of such shares by reason of the ownership thereof.

    This opinion is rendered solely in connection with the registration of the shares of Common Stock under the Registration Statement.

    We consent to being named in the Registration Statement and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                 Very truly yours,

                                                 McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP

                                                 By:  /s/ ALAN B. KALIN
                                                      ------------------------------------------------
                                                      Alan B. Kalin
                                                      A Member of the Firm